ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-171806 Dated June 14, 2012
Royal Bank of Canada Buffered Autocallable Optimization Securities Linked to the S&P 500® Index due on or about July 1, 2013
Investment Description
Buffered Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the S&P 500® Index (the “Index”). If the Index closes at or above the Index's closing level on the Trade Date (the "Initial Index Level") on any Observation Date (which will occur first on or about December 21, 2012 and then quarterly thereafter as described on page 3 of this free writing prospectus), Royal Bank of Canada will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return based on the Call Return Rate. The Call Return Rate increases the longer the Securities are outstanding, as described below.  If by maturity the Securities have not been called, and the Index Return (as defined below) is negative, but the percentage decline from the Initial Index Level to the Final Index Level is equal to or less than the 10% Buffer Amount, Royal Bank of Canada will repay the full principal amount at maturity. However, if the Index Return is negative and the percentage decline from the Initial Index Level to the Final Index Level is greater than the 10% Buffer Amount, Royal Bank of Canada will repay less than the full principal amount at maturity, resulting in a loss on your investment that is equal to the percentage decline in the level of the Index in excess of the 10% Buffer Amount. You will receive a positive return on your Securities only if the Index closes at a level equal to or above the Initial Index Level on any Observation Date, including the final Observation Date.

Investing in the Securities involves significant risks.  The Securities do not pay interest.  You may lose up to 90% of your principal amount if the Securities have not been called and the percentage decline from the Initial Index Level to the Final Index Level is greater than 10%. The downside market exposure to the Index is subject to the Buffer Amount only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada and is not, either directly or indirectly, an obligation of any third party. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange.

Features	Key Dates1
❑    Call Return — Royal Bank of Canada will automatically call the Securities for a Call Price equal to the principal amount plus the applicable Call Return based on the Call Return Rate if the closing level of the Index on any Observation Date is equal to or greater than the Initial Index Level. The Call Return increases the longer the Securities are outstanding.  If the Securities are not called, investors will have the potential for downside market exposure to the Index at maturity.
❑    Buffered Downside Market Exposure — If you hold the Securities to maturity, the Securities have not been called on any Observation Date including the final Observation Date and the percentage decline from the Initial Index Level to the Final Index Level is equal to or less than the 10% Buffer Amount, Royal Bank of Canada will repay your initial investment in the Securities. However, if the percentage decline from the Initial Index Level to the Final Index Level is greater than the 10% Buffer Amount, Royal Bank of Canada will pay you less than your initial investment, resulting in a loss that is equal to the percentage decline in the Index in excess of the Buffer Amount. Accordingly, you could lose up to 90% of the principal amount. The downside market exposure to the Index is subject to the Buffer Amount only at maturity. Any payment on the Securities, including any repayment of your initial investment, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                                                          June 21, 2012
Settlement Date12                                             June 29, 2012
Observation Dates1                                       Quarterly, beginning December 21,
                                                                                      2012 (see page 3 for details)
Final Observation Date3                              June 24, 2013
Maturity Date3                                                     July 1, 2013
1          Expected.  In the event we make any change to the expected Trade Date and Settlement Date, the Observation Dates, including the final Observation Date, and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.
2          We expect to deliver each offering of the Securities against payment on or about the sixth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. See “Supplemental Plan of Distribution” below.
3          Subject to postponement in the event of a market disruption event as described under “Additional Terms of the Securities – Market Disruption Events” on page 9 of this free writing prospectus.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX, SUBJECT TO THE BUFFER AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘RISK FACTORS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
These preliminary terms relate to Securities linked to the performance of the S&P 500® Index.  The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 thereafter.   The Call Return Rate and the Initial Index Level will be determined on the Trade Date.

Index	Call Return Rate	Initial Index Level	Buffer Amount	CUSIP	ISIN
S&P 500® Index (SPX)	8.00% to 9.25% per annum	●	10.00%	78008D554	US78008D5547
See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus.  The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
S&P 500® Index	h	$10.00	h	$0.15	h	$9.85
(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page 15 of this free writing prospectus.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.15 per $10 principal amount Security.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes, in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this free writing prospectus, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Indicative Terms
Issuer:	Royal Bank of Canada
Principal Amount per Security:	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term1:	12 months, unless called earlier
Index:	S&P 500® Index (Bloomberg Symbol: SPX)
Automatic Call:
The Securities will be called in whole, but not in part, if the Closing Level of the Index on any Observation Date is at or above the Initial Index Level. If the Securities are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date.

Observation Dates1:
The first Observation Date will occur on or about December 21, 2012 (approximately 6 months after the Trade Date); the Observation Dates will occur quarterly thereafter on or about March 21, 2013,  and June 24, 2013 (the “final Observation Date”).2

Call Settlement Dates:	Two (2) business days following the applicable Observation Date, except that the Call Settlement Date for the final Observation Date is the Maturity Date.
Call Price:	The Call Price will be calculated based on the following formula:
$10.00 + ($10.00 x Call Return)
Call Return / Call Return Rate:
The Call Price will be based upon the applicable Call Return Rate.  The Call Return increases the longer the Securities are outstanding and is based on the Call Return Rate range of 8.00% to 9.25% per annum.

Observation Date1	Call Settlement Date	Call Return*	Call Price (per $10.00)

December 21, 2012	December 26, 2012	4.000% to 4.625%	$10.4000 to $10.4625

March 21, 2013	March 23, 2013	6.000% to 6.938%	$10.6000 to $10.6938

June 24, 2013 (Final Observation Date)	July 1, 2013 (Maturity Date)	8.000% to 9.250%	$10.8000 to $10.9250
* The actual Call Return Rate and corresponding Call Returns will be determined on the Trade Date.
Payment at Maturity (per Security):
If the Securities are not called and the Index Return is negative, but the percentage decline from the Initial Index Level to the Final Index Level does not exceed the Buffer Amount, Royal Bank of Canada will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not called, the Index Return is negative and the percentage decline from the Initial Index Level to the Final Index Level exceeds the Buffer Amount, Royal Bank of Canada will pay you a cash payment on the Maturity Date that is less than your principal amount by a percentage equal to the excess decline, equal to:

Accordingly, you may lose up to 90% of your principal at maturity, depending on how much the Index declines.

1Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates (including the final Observation Date) and Maturity Date will be changed to ensure that the stated term of the Securities remains approximately the same.
2 Subject to postponement in the event of a market disruption event and as described under “Additional Terms of the Securities – Market Disruption Events” in this free writing prospectus.
Buffer Amount:	10.00%
Index Return:
Initial Index Level:	The closing level of the Index on the Trade Date.
Final Index Level:	The closing level of the Index on the final Observation Date.
Closing Level:	The official closing level of the Index or any successor index, as described in more detail below.
Investment Timeline
Trade Date:	The closing level of the Index (the Initial Index Level) is observed and the Call Return Rate is set.

Observation Dates
The Securities will be called if the Closing Level of the Index on any Observation Date is equal to or greater than the Initial Index Level.

If the Securities are called, Royal Bank of Canada will pay the Call Price for the applicable Observation Date.

Maturity Date
The final level of the Index (the Final Index Level) is observed on the final Observation Date.

If the Securities have not been called and the Index Return is negative but the percentage decline from the Initial Index Level to the Final Index Level is less than or equal to the Buffer Amount, Royal Bank of Canada will repay the principal amount equal to $10.00 per Security.

If the Securities have not been called, the Index Return is negative and the percentage decline from the Initial Index Level to the Final Index Level is greater than the Buffer Amount, Royal Bank of Canada will pay you a cash payment on the Maturity Date that is less than your principal amount by a percentage equal to the excess decline, equal to :

Accordingly, you may lose up to 90% of your principal at maturity, depending on how much the Index declines.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

♦     You can tolerate a loss of up to 90% of your investment and are willing to make an investment that has comparable downside market risk as the Index, subject to the Buffer Amount at maturity.

♦     You believe the Index will close at or above the Initial Index Level on any one of the specified Observation Dates, including the final Observation Date.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Index.

♦     You are willing to hold securities that will be called on the earliest Observation Date on which the Index closes at or above the Initial Index Level, or you are otherwise willing to hold such securities to maturity, a term of 12 months.

♦     You are willing to make an investment whose return is limited to the applicable Call Return regardless of the potential appreciation of the Index, which could be significant.

♦     You would be willing to invest in the Securities if the applicable Call Return Rate was set equal to the lower end or bottom of the range indicated on the cover hereof (the actual Call Return Rate of the Securities will be determined on the Trade Date).

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦     You do not seek current income from this investment.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦        You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

♦        You do not believe the Index will close at or above the Initial Index Level on any one of the specified Observation Dates, including the final Observation Date.

♦        You seek an investment that is designed to provide a full return of principal at maturity.

♦        You cannot tolerate a loss of up to 90% of your investment, and you are not willing to make an investment that has comparable downside market risk as the Index, subject to the Buffer Amount at maturity.

♦        You seek an investment that participates in the full appreciation of the Index and whose return is not limited to the applicable Call Return.

♦        You would be unwilling to invest in the Securities if the applicable Call Return Rate was set equal to the lower end or bottom of the range indicated on the cover hereof (the actual Call Return Rate of the Securities will be determined on the Trade Date).

♦        You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the Index closes at or above the Initial Index Level, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 12 months.

♦        You seek an investment for which there will be an active secondary market.

♦        You seek current income from your investment.

♦        You prefer the lower risk, and therefore accept the potentially lower returns, of conventional fixed income investments with comparable maturities and credit ratings.

♦        You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Index.

♦         You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

THE SUITABILITY CONSIDERATIONS IDENTIFIED ABOVE ARE NOT EXHAUSTIVE. WHETHER OR NOT THE SECURITIES ARE A SUITABLE INVESTMENT FOR YOU WILL DEPEND ON YOUR INDIVIDUAL CIRCUMSTANCES, AND YOU SHOULD REACH AN INVESTMENT DECISION ONLY AFTER YOU AND YOUR INVESTMENT, LEGAL, TAX, ACCOUNTING, AND OTHER ADVISERS HAVE CAREFULLY CONSIDERED THE SUITABILITY OF AN INVESTMENT IN THE SECURITIES IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU SHOULD ALSO REVIEW CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS FOR RISKS RELATED TO AN INVESTMENT IN THE SECURITIES.

Hypothetical Examples
The examples below illustrate the payment upon a call or at maturity for a $10.00 Security in a hypothetical offering of the Securities, with the following assumptions (the actual terms will be determined on the Trade Date; numbers in the examples below have been rounded for ease of analysis):

Principal Amount:	$10.00
Term:	12 months
Hypothetical Initial Index Level*:	1,300.00
Hypothetical Call Return Rate/Call Returns**:
9.00% per annum, resulting in applicable Call Returns of 4.50% of the Principal Amount if the Securities are called on the first Observation Date, 6.75% if the Securities are called on the second Observation Date, and 9.00% if the Securities are called on the final Observation Date

Observation Dates:	Observation Dates will occur approximately 6, 9 and 12 months after the Trade Date as set forth under “Indicative Terms” in this free writing prospectus.
Buffer Amount:	10.00%
* The hypothetical Initial Index Level of 1,300.00 used in these examples has been chosen for illustrative purposes only, and does not represent the expected actual Initial Index Level.  For recent actual levels of the Index, see “The S&P 500® Index,” beginning on page 13 of this free writing prospectus.

** The actual Call Return Rate and applicable Call Returns for each Observation Date will be determined on the Trade Date and may be less than the amounts listed above.

Example 1 — Securities are Called on the First Observation Date

Closing Level at first Observation Date:	1,365.00 (at or above Initial Index Level, Securities are called)
Call Price (per $10.00)	$10.450
Because the Securities are called on the first Observation Date, Royal Bank of Canada will pay you on the Call Settlement Date a total Call Price of $10.450 per $10.00 principal amount (a 4.50% total return on the Securities).

Example 2 — Securities are Called on the second Observation Date

Closing Level at first Observation Date:	1,235.00 (below Initial Index Level, Securities NOT called)
Closing Level at second Observation Date:	1,365.00 (at or above Initial Index Level, Securities are called)
Call Price (per $10.00)	$10.675
Because the Securities are called on the second Observation Date, Royal Bank of Canada will pay you on the Call Settlement Date a total Call Price of $10.675 per $10.00 principal amount (a 6.75% total return on the Securities).

Example 3 — Securities are Called on the final Observation Date

Closing Level at first Observation Date:	1,235.00 (below Initial Index Level, Securities NOT called)
Closing Level at second Observation Date:	1,105.00 (below Initial Index Level, Securities NOT called)
Closing Level at final Observation Date:	1,365.00 (at or above Initial Index Level, Securities are called)
Call Price (per $10.00)	$10.900
Because the Securities are called on the final Observation Date, Royal Bank of Canada will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $10.900 per $10.00 principal amount (a 9.00% total return on the Securities).

Example 4 — Securities are NOT Called and the percentage decline from the Initial Index Level to the Final Index Level is less than the Buffer Amount on the final Observation Date

Closing Level at first Observation Date:	1,235.00 (below Initial Index Level, Securities NOT called)
Closing Level at second Observation Date:	1,170.00 (below Initial Index Level, Securities NOT called)
Closing Level at final Observation Date:	1,275.00 (below Initial Index Level, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00
Because the Securities are not called and the percentage decline from the Initial Index Level to the Final Index Level is less than the Buffer Amount, Royal Bank of Canada will pay you at maturity a total of $10.00 per $10.00 principal amount (a 0% return on the Securities).

Example 5 — Securities are NOT Called and the percentage decline from the Initial Index Level to the Final Index Level is greater than the Buffer Amount on the final Observation Date

Closing Level at first Observation Date:	1,235.00 (below Initial Index Level, Securities NOT called)
Closing Level at second Observation Date:	1,170.00 (below Initial Index Level, Securities NOT called)
Closing Level at final Observation Date:	910.00 (below Initial Index Level, Securities NOT called)
Payment at Maturity (per $10.00)
Because the Securities are not called and the percentage decline from the Initial Index Level to the Final Index Level is more than the Buffer Amount, you will be exposed to the decline of the Index in excess of the Buffer Amount and Royal Bank of Canada will pay you at maturity a total of $8.00 per $10.00 principal amount (a 20.00% loss on the Securities).

Risk Factors
An investment in the Securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement. An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in any of the component securities of the Index. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

♦
Your investment may result in a loss of up to 90% of your principal. The Securities do not guarantee a full repayment of principal at maturity. If we have not previously called the Securities for the applicable Call Price, the payment at maturity on the Securities will depend on the percentage change in the level of the Index based on the Final Index Level relative to the Initial Index Level and the amount of cash you receive at maturity may be less than the principal amount of the Securities. If the Final Index Level is less than the Initial Index Level by more than the Buffer Amount, the maturity payment amount will be less than the principal amount of each security by a percentage equal to the decline of the Index in excess of the Buffer Amount. Accordingly, if the level of the Index decreases by more than the Buffer Amount, you may lose up to 90% of your principal.

♦	You will not receive interest payments on the Securities. You will not receive any periodic interest payments on the Securities or any interest payment at maturity.

♦
Your return may be lower than the return on a standard debt security of comparable maturity. The return that you will receive on your Securities, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the Securities do not guarantee the return of the full principal amount at maturity and you may lose up to 90% of your investment if the Index declines by more than the Buffer Amount over the term of the Securities.

♦
Downside market exposure to the Index is buffered only if you hold the Securities to maturity. You should be willing to hold your Securities to maturity.  If you are able to sell your Securities in the secondary market, you may have to sell them at a loss even if the level of the Index has not declined by more than the Buffer Amount at the time of your sale.

♦
Your Securities are subject to an automatic call. If the closing level of the Index on one of the Observation Dates is greater than or equal to the Initial Index Level, as determined by the calculation agent in its sole discretion, your Securities will be automatically called and Royal Bank of Canada will pay you the applicable Call Price on the corresponding Call Settlement Date, as specified under “Indicative Terms of the Securities—Automatic Call” in this free writing prospectus.  If your Securities are automatically called on one of the first two Observation Dates, the term of your Securities will be limited (to as little as approximately six months in the case of the first Observation Date) and you might not be able to reinvest your principal in an investment with a similar return profile for a similar level of risk.

♦
Your return is limited and will not reflect the return of the Index or of owning the common stocks underlying the Index. You should understand that the return on the Securities is limited.  If the Securities are automatically called, the amount you receive on the applicable Call Settlement Date will not exceed the applicable Call Price regardless of the extent to which the Index has appreciated.  If the Securities are not called, the maturity payment amount will not exceed the principal amount, and you may suffer a loss on your Securities due to any negative Index Return in excess of the Buffer Amount.  You will receive a payment greater than the principal amount of your Securities only if the closing level of the Index on one of the three designated Observation Dates is equal to or greater than the Initial Index Level, as determined by the calculation agent in its sole discretion. If this occurs, any positive return on the Securities is limited to the Call Return corresponding to the applicable Observation Date, as based on the Call Return Rate. If the Call Return to which you are entitled in this situation is less than the return on the Index, then the return on your Securities will be less than the amount you could have received from a hypothetical direct investment in the Index.

♦
An investment in the Securities is subject to the credit Risk of Royal Bank of Canada. The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payments to be made on the Securities, including payments in respect of an automatic call or any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment. On February 15, 2012, Moody’s Investors Service (“Moody’s”) announced that it was placing a group of global financial institutions, including Royal Bank of Canada, under review for a credit ratings downgrade. Moody’s announced that our long-term credit rating could be subject to a two notch downgrade.

♦
The Call Return Rate per annum will reflect in part the volatility of the Index, and may not be sufficient to compensate you for the risk of loss at maturity. “Volatility” refers to the frequency and magnitude of changes in the level of the Index. The greater the volatility of the Index, the more likely it is that the level of the Index could decline by more than the Buffer Amount as of the final Observation Date. This risk will generally be reflected in a higher Call Return Rate for the Securities than the rate payable on our conventional debt securities with a comparable term. However, while the Call Return Rate will be set on the trade date, the Index's volatility can change significantly over the term of the Securities, and may increase. The level of the Index could fall sharply as of the final Observation Date, which could result in a significant loss of your principal.

♦
Owning the Securities is not the same as owning the common stocks underlying the Index. The return on your Securities will not reflect the return you would realize if you actually owned and held the common stocks underlying the Index for a similar period. If the Securities are automatically called, the amount you receive on the Call Settlement Date will be the Call Price for the applicable Observation Date, regardless of the amount by which the closing level of the Index on the applicable Observation Date exceeds the Initial Index Level. In addition, you will not have voting rights, the right to receive dividends, or any other rights that holders of those common stocks may have. Even if the level of the Index increases above the Initial Index Level during the term of the Securities, the market value of the Securities may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Securities declines.

♦
There may not be an active trading market for the Securities. The Securities will not be listed on any securities exchange.  RBC Capital Markets, LLC (“RBCCM”) intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
The Securities are not designed to be short-term trading instruments – The price at which you will be able to sell the Securities to any party prior to maturity, if at all, may be at a substantial discount from the principal amount of the Securities and from the amount expected at maturity from the Issuer, even in cases where the Index has appreciated since the Trade Date.  The potential returns described in this free writing prospectus assume that your Securities, which are not designed to be short-term trading instruments, are held to maturity or an automatic call.

♦
Payments upon an automatic call or at maturity are not linked to the level of the Index at any time other than on each Observation Date. The payment on the Securities, whether upon an automatic call or at maturity, will be based on the closing level of the Index on each Observation Date, including the final Observation Date. Therefore, changes in the level of the Index during the periods between the Trade Date and the first Observation Date or between Observation Dates (including the final Observation Date) will not be reflected in the determination as to whether the Securities are subject to an automatic call or the calculation of the amount payable on the maturity date. The calculation agent will determine whether the Securities are subject to an automatic call by observing only the closing level of the Index on each applicable Observation Date. If not previously called, the calculation agent will calculate the maturity payment amount by comparing only the closing level of the Index on the final Observation Date relative to the Initial Index Level. No other levels will be taken into account. As a result, you may lose some or all of your principal amount even if the level of the Index has risen at certain times during the term of the Securities before declining below the Initial Index Level on the first two Observation Dates and by more than the Buffer Amount on the final Observation Date.

♦
Many factors affect the market value of the Securities.  The market value of the Securities prior to maturity will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the Securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the Securities caused by another factor. For example, a change in the volatility of the Index may offset some or all of any increase in the market value of the Securities attributable to another factor, such as an increase in the level of the Index. In addition, a change in interest rates may offset other factors that would otherwise change the level of the Index, and therefore, may change the market value of the Securities. We expect that the market value of the Securities will depend substantially on the amount, if any, by which the level of the Index at any time during the term of the Securities exceeds or does not exceed the Initial Index Level. If you choose to sell your Securities prior to maturity when the level of the Index exceeds the Initial Index Level, you may receive substantially less than the amount expected upon an automatic call. We believe that other factors that may also influence the value of the Securities include:

♦	the volatility (frequency and magnitude of changes in the level) of the Index and, in particular, market expectations regarding the volatility of the Index;

♦	interest rates in the U.S. market;

♦	the dividend yields of the common stocks included in the Index;

♦	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

♦	changes that affect the Index, such as additions, deletions or substitutions;

♦	the time remaining to maturity; and

♦	geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the common stocks included in the Index.

♦
The Securities will be debt obligations of Royal Bank of Canada.  No other company or entity will be responsible for payments under the Securities.  The Securities will be issued by Royal Bank of Canada. The Securities will not be guaranteed by any other company or entity.  No other entity or company will be responsible for payments under the Securities or liable to holders of the Securities in the event Royal Bank of Canada defaults under the Securities.  Royal Bank of Canada’s credit ratings are an assessment of our ability to pay our obligations, including those on the Securities.  Consequently, actual or anticipated declines in our credit ratings may affect the value of the Securities.

♦
Changes that affect the Index will affect the market value of the Securities and the payments on the Securities.  The policies of Standard & Poor’s Financial Services LLC (“S&P” or the “Index Sponsor”) concerning the calculation of the Index, additions, deletions or substitutions of the common stocks underlying the Index and the manner in which changes affecting the issuers of those stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index could affect the level of the Index, whether the Securities are subject to an automatic call, the maturity payment amount, and the market value of the Securities prior to maturity. The amount payable on the Securities and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Index, or if the Index Sponsor discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the level of the Index is not available on any Observation Date or the final Observation Date because of a market disruption event or for any other reason and no successor index is selected, the calculation agent may determine the level of the Index — and thus whether the Securities are subject to an automatic call or the maturity payment amount, as applicable — in its sole discretion.

♦
We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor.  We have no affiliation with the Index Sponsor and the Index Sponsor will not be involved in the offering of the Securities. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would affect the composition of the Index, and therefore, the level of the Index. The Index Sponsor has no obligation of any sort with respect to the Securities. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities.

♦
Historical levels of the Index should not be taken as an indication of the future levels of the Index during the term of the Securities. The trading prices of the common stocks underlying the Index will determine the Index level at any given time. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the common stocks underlying the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks.

♦
Hedging transactions may affect the return on the Securities.  As described below under “Use of Proceeds and Hedging” on page 16, we, through one or more hedging counterparties, may hedge our obligations under the Securities by purchasing common stocks underlying the Index, futures or options on the Index or common stocks underlying the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the level of the Index or trading prices of common stocks underlying the Index, and may adjust these hedges by, among other things, purchasing or selling any of these assets at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks underlying the Index and/or the level of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our hedging counterparties could receive substantial returns from these hedging activities while the market value of the Securities declines.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity – While the payment at maturity or upon an automatic call for the Securities is based on the full principal amount of the Securities, the original issue price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and the agents’ commission. As a result, the price, if any, at which RBCCM or any of our other affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦
Potential conflicts of interest could arise.   We, RBCCM, UBS Financial Services Inc. (“UBS”), and our respective affiliates may engage in trading activities related to the Index or the common stocks underlying the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests we, RBCCM, UBS and our respective affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the Securities.

We, RBCCM, UBS and our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the common stocks underlying the Index. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we, RBCCM, UBS and our respective affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates or the affiliates of the agent may publish research reports about these companies. Neither we nor the agent make any representation to any purchasers of the Securities regarding any matters whatsoever relating to the issuers of the common stocks underlying the Index. Any prospective purchaser of the Securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the Securities.  The offering of the Securities does not reflect any investment or sell recommendations as to the Index or the securities underlying the Index by us, RBCCM, UBS or our respective affiliates.

♦
The calculation agent may postpone the final Observation Date or any Observation Date and, therefore, determination of the closing level of the Index on that date, and the maturity date or any Call Settlement Date, as applicable, if a market disruption event occurs.  The final Observation Date and any Observation Date and, therefore, determination of the closing level of the Index on that date may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing with respect to the Index on that date. As a result, the maturity date or the call settlement date, as applicable, for the Securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the level of the Index after the original final Observation Date or Observation Date, as applicable. See “Additional Terms of the Securities — Postponement of an Observation Date or the Final Observation Date.”

♦
There are potential conflicts of interest between you and the calculation agent.  The calculation agent will, among other things, determine whether the Securities are subject to an automatic call and, if not, the amount of your payment at maturity on the Securities.  Our wholly-owned subsidiary, RBCCM, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affects the Index.  Since this determination by the calculation agent will affect whether the Securities are subject to an automatic call or the payment at maturity on the Securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

♦
Significant aspects of the U.S. federal income tax treatment of the Securities may be uncertain.  The tax treatment of the Securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Securities even though that holder will not receive any payments with respect to the Securities until maturity and whether all or part of the gain a holder may recognize upon call, sale, exchange or maturity of an instrument such as the Securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis. Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the Securities, please read the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in this free writing prospectus, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Additional Terms of the Securities
Specified Currency:	U.S. dollars

Aggregate Principal Amount:	$•

Agents:	RBCCM and UBS

Trade Date:	June 21, 2012

Settlement Date:	June 29, 2012

Final Observation Date:	June 24, 2013, subject to postponement for non-trading days or market disruption events as described below under “―Postponement of an Observation Date or the Final Observation Date.”

Maturity Date:	July 1, 2013, subject to postponement as described below.

Closing Level of the Index:
The official closing level of the Index or any successor index (as defined under “—Discontinuation of the Index; Adjustments to the Index” below) published by the Index Sponsor or any successor index sponsor at the regular weekday close of trading on the applicable trading day. In certain circumstances, the closing level will be based on the alternate calculation of the Index described under “—Discontinuation of/Adjustments to the Index” below.

Postponement of an Observation Date or the Final Observation Date:
If the final Observation Date or any of the Observation Dates occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the final Observation Date or the Observation Date, as applicable, will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the final Observation Date or the Observation Date be postponed by more than five trading days. If the final Observation Date or the applicable Observation Date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the calculation agent may determine, in its good faith and reasonable judgment, what the closing level of the Index would have been in the absence of the market disruption event. If the final Observation Date or any of the applicable Observation Dates are postponed, then the maturity date or the Call Settlement Date, as applicable, will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market Disruption Events:
With respect to the Index and any relevant successor index, a “market disruption event” means:

♦     a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

♦     a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

♦     a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

♦     a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

♦     a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.

For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) exists at any time, if trading in a security included in the Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index (or the relevant successor index) will be based on a comparison of:

♦     the portion of the level of the Index (or the relevant successor index) attributable to that security relative to

♦     the overall level of the Index (or the relevant successor index),

in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) has occurred:

♦     a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index);

♦     limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

♦     a suspension of trading in futures or options contracts on the Index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of

♦     a price change exceeding limits set by such exchange or market,

♦     an imbalance of orders relating to such contracts, or

♦     a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index (or the relevant successor index); and

♦     a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the Index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or such successor index, as applicable.

Discontinuation of/Adjustments to the Index:
If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then the closing level of the Index on each applicable Observation Date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor discontinues publication of the Index prior to, and that discontinuation is continuing on the final Observation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, any Observation Date, then the calculation agent will determine the closing level of the Index for that date.  The closing level of the Index will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the Index or successor index, as applicable.  Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the Index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the Index with reference to the Index or such successor index, as adjusted.  Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent:
RBCCM will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the Securities.

Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York)

Business Day:
For purposes of the Securities, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:
A day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for securities underlying the Index or the successor index and (ii) the exchanges on which futures or options contracts related to the Index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

Additional Amounts:
We will pay any amounts to be paid by us on the Securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)            with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)           which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Securities, the holding of Securities or the receipt of payments thereunder;

(iii)          which presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

(a)      the due date for payment thereof, or

(b)      if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Securities in accordance with the Indenture; or

(iv)          who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Securities at maturity or earlier call.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of Securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Authorized Denominations:	$10.00 and integral multiples of $10.00 in excess thereof.

Form of Securities:	Book-entry

Listing:	The Securities will not be listed on any securities exchange.

Events of Default and Acceleration:
If the maturity of the Securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the Call Price or the maturity payment amount, as applicable, calculated as if the date of declaration of acceleration were the final Observation Date, as applicable.

The S&P 500® Index
We have derived all information contained in this free writing prospectus regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of S&P discontinuing publication of the Index are discussed in the section above entitled “Additional Terms of the Securities—Discontinuation of/Adjustments to the Index.” None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of June 13, 2012, 396 companies included in the Index traded on the New York Stock Exchange, and 104 companies included in the Index traded on The NASDAQ Stock Market. On June 13, 2012, the average market capitalization of the companies included in the Index was $23.79 billion. As of that date, the largest component of the Index had a market capitalization of $533.46 billion, and the smallest component of the Index had a market capitalization of $0.81 billion.

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index, with the approximate percentage of the market capitalization of the Index included in each group as of June 13, 2012 indicated in parentheses: Consumer Discretionary (11.08%); Consumer Staples (11.45%); Energy (10.68%); Financials (14.21%); Health Care (11.89%); Industrials (10.43%); Information Technology (19.82%); Materials (3.39%); Telecommunication Services (3.25%); and Utilities (3.80%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the maturity payment amount.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•      holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•      holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•      holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P and Royal Bank of Canada have entered into a non-exclusive license agreement providing for the license to Royal Bank of Canada, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Securities. The Index is owned and published by S&P.

The license agreement between S&P and Royal Bank of Canada provides that the following language must be set forth in this free writing prospectus:

The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Index to track general stock market performance. S&P’s only relationship to Royal Bank of Canada is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to Royal Bank of Canada or the Securities. S&P has no obligation to take the needs of Royal Bank of Canada or the owners of the Securities into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK OF CANADA, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500®" are trademarks of S&P and have been licensed for use by Royal Bank of Canada. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

Historical Levels of the Index

You can obtain the level of the S&P 500 ® Index at any time from the Bloomberg Financial Market page “SPX <Index> <GO>” or from the S&P website at www.standardandpoors.com. Information from that website shall not be deemed to be part of, or incorporated by reference in, this free writing prospectus.

 The graph below illustrates the weekly performance of the Index from January 31, 2000 to June 13, 2012. The historical levels of the S&P 500® Index should not be taken as an indication of future performance.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Historical Closing Levels of the Index

Since its inception, the level of the Index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the Index during any period shown below is not an indication that the closing level of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical levels of the Index do not give an indication of future performance of the Index. We cannot make any assurance that the future performance of the Index or the trading prices of the common stocks underlying the Index will result in holders of the Securities receiving a positive total return on their investment. In addition, holders of the Securities may lose up to 90% of their investment.

We obtained the closing levels of the Index listed below from Bloomberg Financial Markets without independent verification. The actual levels of the Index at or near maturity of the Securities may bear little relation to the historical levels shown below.

The following table sets forth the published quarterly high, low and quarter end closing level of the Index for the period from January 1, 2002 through June 13, 2012. This historical data on the Index is not indicative of the future level of the Index or what the market value of the Securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the Securities.

High, Low and Period-End Closing Levels of the Index

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level of the Index	Low Closing Level of the Index	Quarter/Period – End Closing Level of the Index

1/1/2002	3/31/2002	1,172.51	1,080.17	1,147.39
4/1/2002	6/30/2002	1,146.54	973.53	989.81
7/1/2002	9/30/2002	989.03	797.70	815.28
10/1/2002	12/31/2002	938.87	776.76	879.82

1/1/2003	3/31/2003	931.66	800.73	848.18
4/1/2003	6/30/2003	1,011.66	858.48	974.50
7/2/2003	9/30/2003	1,039.58	965.46	995.97
10/1/2003	12/31/2003	1,111.92	1,018.22	1,111.92

1/1/2004	3/31/2004	1,157.76	1,091.33	1,126.21
4/1/2004	6/30/2004	1,150.57	1,084.10	1,140.84
7/1/2004	9/30/2004	1,129.30	1,063.23	1,114.58
10/1/2004	12/31/2004	1,213.55	1,094.81	1,211.92

1/1/2005	3/31/2005	1225.31	1,163.75	1,180.59
4/1/2005	6/30/2005	1,216.96	1,137.50	1,191.33
7/1/2005	9/30/2005	1,245.04	1,194.44	1,228.81
10/1/2005	12/31/2005	1,272.74	1,176.84	1,248.29

1/1/2006	3/31/2006	1,307.25	1,254.78	1,294.83
4/1/2006	6/30/2006	1,325.76	1,223.69	1,270.20
7/1/2006	9/29/2006	1,339.15	1,234.49	1,335.85
10/1/2006	12/29/2006	1,427.09	1,331.32	1,418.30

1/1/2007	3/30/2007	1,459.68	1,374.12	1,420.86
4/1/2007	6/29/2007	1,539.18	1,424.55	1,503.35
7/1/2007	9/28/2007	1,553.08	1,406.70	1,526.75
10/1/2007	12/31/2007	1,565.15	1,407.22	1,468.36

1/1/2008	3/31/2008	1,447.16	1,273.37	1,322.70
4/1/2008	6/30/2008	1,426.63	1,278.38	1,280.00
7/1/2008	9/30/2008	1,305.32	1,106.39	1,166.36
10/1/2008	12/31/2008	1,161.06	752.44	903.25

1/1/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1,071.66	879.13	1,057.08
10/1/2009	12/31/2009	1,127.78	1,025.21	1,115.10

1/1/2010	3/31/2010	1,174.17	1,056.74	1,369.10
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.64

1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/1/2011	12/30/2011	1,285.09	1,099.23	1,257.60

1/1/2012	3/31/2012	1,416.51	1,277.06	1,408.47
4/1/2012	6/13/2012*	1,419.04	1,278.04	1,314.88

*As of the date of this free writing prospectus, available information for the second calendar quarter of 2012 includes data for the period from April 1, 2012 through June 13, 2012.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes UBS’s commissions paid with respect to the Securities and the estimated cost of hedging our obligations under the Securities.

The original issue price of the Securities will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

In anticipation of the sale of the Securities, we expect to enter into hedging transactions with one or more of our affiliates, or with one or more of the agents or their affiliates, involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter derivative instruments linked to the Index prior to or on the Trade Date.  From time to time, we, the agents, and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into.  In this regard, we, the agents, and our respective affiliates may:

♦     acquire or dispose of investments relating to the Index;

♦     acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the level of the Index or the price of the Index components; or

♦     any combination of the above two.

We, the agents, and our respective affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We, the agents, and our respective affiliates may close out our or their hedges on or before any Observation Date.  That step may involve sales or purchases of the components of the Index or over-the-counter derivative instruments linked to the Index.

Supplemental Plan of Distribution
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

The price to the public for all purchases of the Securities is $10.00 per Security. UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Securities.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” above.

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Royal Bank of Canada and RBCCM, as agent, UBS (an “agent”) and certain other agents that may be party to the Distribution Agreement, as amended or supplemented, from time to time, each agent, acting as principal for its own account, will agree to purchase, and we will agree to sell, the principal amount of securities set forth on the cover page of the pricing supplement.  Each such agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this free writing prospectus. After the initial offering of the Securities, the agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of RBCCM.  The underwriting arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s underwriting of securities of an affiliate.  In accordance with FINRA Rule 5121, RBCCM may not make sales in this offering to any discretionary account without the prior written approval of the customer.

No action has been or will be taken by us, RBCCM or any dealer that would permit a public offering of the Securities or possession or distribution of this free writing prospectus, or the accompanying prospectus supplement, prospectus, other than in the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this free writing prospectus, or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this free writing prospectus, and the accompanying prospectus supplement, and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The Settlement Date for the Securities will be June 29, 2012, which is the sixth business day following the Trade Date (referred to as a “T+6” settlement cycle). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the Trade Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Tax Considerations
SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a security that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the Index could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a security may be subject to Canadian non-resident withholding tax.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of any of the component stocks underlying the Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code. If the issuer of one or more such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Index and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as callable pre-paid cash-settled derivative contracts in respect of the Index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the call, sale, exchange or maturity of the Securities in an amount equal to the difference between the amount that a holder receives at such time and the holder’s tax basis in the Securities.  In general, a U.S. holder’s tax basis in the Securities will be equal to the price the holder paid for the Securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations. The holding period for Securities of a U.S. holder who acquires the Securities upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Securities.  If the Securities are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date. It is possible that the Internal Revenue Service could assert that a U.S. holder’s holding period in respect of the Securities should end on the date on which the amount the holder is entitled to receive upon the maturity of the Securities is determined, even though the holder will not receive any amounts from us in respect of the Securities prior to the maturity of the Securities. In such case, a U.S. holder may be treated as having a holding period in respect of the Securities that is one year or less even if the holder receives cash upon maturity of the Securities at a time that is more than one year after the beginning of its holding period.

Alternative Treatments.  Alternative tax treatments of the Securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the Securities, and the Internal Revenue Service might assert that the Securities should be treated, as a single debt instrument.  As the Securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the Securities are so treated, a holder would generally be required to accrue interest currently over the term of the Securities even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the call, sale, exchange or maturity of the Securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Securities, and thereafter, would be capital loss.

If the Index periodically rebalances, it is possible that the Securities could be treated as a series of derivative contracts, each of which matures on the next rebalancing date.  If the Securities were properly characterized in such a manner, a holder would be treated as disposing of the Securities on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the Securities (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Securities on such date.

Because of the absence of authority regarding the appropriate tax characterization of the Securities, it is also possible that the Internal Revenue Service could seek to characterize the Securities in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the call, sale, exchange or maturity of the Securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described in this terms prospectus supplement unless and until such time as the Treasury and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Securities.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the Securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the call, sale, exchange or maturity of the Securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be required to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the call, sale, exchange or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

As discussed above, alternative characterizations of the Securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Employee Retirement Income Security Act
The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing the Securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if securities are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person,” unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Securities will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the Securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Securities and the transactions contemplated with respect to the Securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Securities, you should consult your legal counsel.

Terms Incorporated in Master Note
The terms appearing above under the captions “Indicative Terms of the Securities” and “Additional Terms of the Securities” will be incorporated into the master note issued to DTC, the registered holder of the Securities.